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                                [Integra Logo]

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                                                                    News Release
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                                                   INTEGRA FINANCIAL CORPORATION
                                                   PITTSBURGH, PA 15222



 FOR RELEASE:        IMMEDIATE

 CONTACT:            William S. Eiler
                     Integra Financial Corporation
                     Public Relations Manager
                     Work: (412) 577-8073
                     Home: (412) 220-8131





           INTEGRA SHAREHOLDERS APPROVE ACQUISITION BY NATIONAL CITY
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     PITTSBURGH, PA - April 24, 1996 -- Integra Financial Corporation (NYSE:
ITG) shareholders at a special meeting today overwhelmingly approved the proposed acquisition of Integra by National City Corporation (NYSE: NCC). On Monday, National City stockholders also approved the acquisition. Today's shareholder vote is the final step in the approval process of the acquisition.

     Upon completion of the acquisition, which is expected to take place on May 3, 1996, National City will be a $50 billion financial services company with significant market share in nine of the top 100 metropolitan statistical areas in the country. The newly combined company will operate approximately 900 branch offices in Ohio, Kentucky, Indiana and western Pennsylvania, penetrating more than one-third of the households in its market.

     Integra Chairman and CEO William F. Roemer and National City Chairman and CEO David A. Daberko credited much of the anticipated success of the acquisition to the speed of the



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systems integration and the diligence of the combined National City and Integra conversion teams. Mr. Roemer stated, "We are proud of the strong banking franchise that we have built in western Pennsylvania, and we look forward to our affiliation with National City Corporation next month. " Mr. Daberko added, "We will complete the systems integration at Integra at the end of May, our fastest conversion yet and one of the fastest in the industry".


     On May 31st, Integra Bank and Integra Trust Company plan to merge to form National City Bank of Pennsylvania with Mr. Roemer serving as Chairman and Thomas W. Golonski as President and Chief Executive Officer. National City Bank of Pennsylvania will be the largest bank in National City Corporation.



Profile of National City Corporation
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National City Corporation is a $35 billion diversified financial services company based in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Kentucky and Indiana.



Profile of Integra Financial Corporation
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Integra Financial Corporation is a $14 billion bank holding company based in
Pittsburgh, Pennsylvania. Integra operates banks and other financial services subsidiaries principally in western Pennsylvania.



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